AMENDED AND RESTATED SCHEDULE A

dated August 14, 2023

to the

EXPENSE LIMITATION AGREEMENT

dated April 20, 2021 between

THE ADVISORS’ INNER CIRCLE FUND III

and

ARGA INVESTMENT MANAGEMENT, LP

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:

Name of Fund	Maximum Annual Operating Expense Limit	Initial Term End Date
ARGA Emerging Markets Value Fund	0.90%	April 30, 2022
ARGA International Value Fund	0.75%	April 30, 2022
ARGA Value Fund	0.65%	April 30, 2025

ACKNOWLEDGED AND ACCEPTED BY:

THE ADVISORS’ INNER CIRCLE FUND III

By: /s/ Michael Beattie
Name: Michael Beattie
Title: President

ARGA INVESTMENT MANAGEMENT, LP

By: /s/ Ankit V. Nahar
Name: Ankit V. Nahar
Title: Head of Finance